UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2010

CHURCHILL DOWNS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Kentucky	001-33998	61-0156015
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Central Avenue, Louisville, Kentucky	40208
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (502) 636-4400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 2, 2010, Churchill Downs Incorporated (the “Company”) completed the acquisition of Youbet.com, Inc. (“Youbet”) through the merger of Tomahawk Merger Corp., the Company’s merger subsidiary (“Merger Sub”) with and into Youbet (the “Merger”) pursuant to the Agreement and Plan of Merger dated as of November 11, 2009 among the Company, Merger Sub, Tomahawk Merger LLC, the Company’s merger subsidiary (“Merger LLC”), and Youbet (the “Merger Agreement”). As a result of the Merger, Youbet became a wholly owned subsidiary of the Company. Immediately following the Merger, the surviving corporation from the Merger merged with and into Merger LLC (the “Subsequent Merger”), with Merger LLC surviving the Subsequent Merger.

As a result of the Merger, each share of Youbet common stock (together with the associated rights to acquire shares of Youbet Series B Junior Participating Preferred Stock, “Youbet Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Youbet Common Stock which are held of record by stockholders who have demanded properly appraisal of such shares in accordance with Section 262 of the Delaware General Corporation Law, shares of Youbet Common Stock held in the treasury of Youbet or by any wholly owned subsidiary of Youbet, or shares of Youbet Common Stock owned by the Company or any of the Company’s wholly owned subsidiaries) was converted into the right to receive (i) 0.0591 of a share (the “Exchange Ratio”) of the Company’s common stock, including the associated rights to acquire shares of Parent’s Series A Junior Participating Preferred Stock (“CDI Common Stock”), and (ii) $0.99 in cash without interest. No fractional shares of CDI Common Stock were issued in the Merger, and Youbet’s stockholders received cash in lieu of fractional shares, if any, of CDI Common Stock.

In addition, each outstanding vested and unvested Youbet stock option was canceled at the Effective Time and the holders of such options that were in the money received a mix of cash and CDI Common Stock, in the same proportion that each such optionholder would have received if such optionholder was a Youbet stockholder, based upon the amount by which $0.99 plus the product of (i) 0.0591 and (ii) $32.04, the closing price of CDI Common Stock on The NASDAQ Stock Market on the day immediately prior to the date of the Effective Time, exceeded the exercise price of each such Youbet stock option.

A copy of the press release announcing the completion of the Merger and the Subsequent Merger is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the Effective Time, and pursuant to the terms of the Merger Agreement, the Board of Directors of the Company (the “Board”) appointed Michael Brodsky as a Class III director of the Board to serve until the Company’s 2011 annual meeting of shareholders. Mr. Brodsky was appointed to fill the Class III vacancy created by the expansion by the Board of the size of the Board of directors to fourteen (14) members, as described in Item 5.03 below. In addition, effective as of the Effective Time, and pursuant to the terms of the Merger Agreement, Mr. Brodsky was appointed to the Board’s Executive Committee and Strategic Planning Committee. Mr. Brodsky will be compensated for his service on the Board in the same manner as the Company’s other directors.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 14, 2010, the Board approved an amendment to Article III, Section 2 of the Amended and Restated Bylaws of the Company (the “Bylaw Amendment”), effective as of the Effective Time. The Bylaw Amendment provides that (i) the authorized number of directors of the Company shall be fixed from time to time by the board of directors but shall not be less than three (3) nor more than fifteen (15), (ii) the exact number of directors shall be determined from time to time either by a resolution or bylaw duly adopted by the Board and (iii) the Board shall be divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible.

Also on May 14, 2010, the Board adopted a resolution, effective as of the Effective Time, providing that the size of the Board be fixed at fourteen (14) members, divided into three classes, consisting of four (4) Class I Directors, five (5) Class II Directors and five (5) Class III Directors.

A copy of the Amended and Restated Bylaws of the Company, including the Bylaw Amendment, is attached hereto as Exhibit 3.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

To the extent financial statements are required by Item 9.01(a) of Form 8-K, they will be filed by amendment or otherwise within 71 calendar days after June 9, 2010, the date by which this Current Report must be filed pursuant to General Instruction B.1. of Form 8-K.

(b) Pro Forma Financial Information.

To the extent pro forma financial statements are required by Item 9.01(b) of Form 8-K, they will be filed by amendment or otherwise within 71 calendar days after June 9, 2010, the date by which this Current Report must be filed pursuant to General Instruction B.1. of Form 8-K.

(d) Exhibits

3.1	Amended and Restated Bylaws of Churchill Downs Incorporated, effective June 2, 2010.

99.1	Press Release dated June 2, 2010 issued by Churchill Downs Incorporated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCHILL DOWNS INCORPORATED

June 2, 2010	By:	/s/ Rebecca C. Reed
Rebecca C. Reed
Senior Vice President and Secretary

EXHIBIT INDEX

3.1	Amended and Restated Bylaws of Churchill Downs Incorporated, effective June 2, 2010.

99.1	Press Release dated June 2, 2010 issued by Churchill Downs Incorporated.